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                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER dated September 18, 1997 (the "Agreement"), is entered into between DATAFLEX REINCORPORATION, INC., a Florida corporation ("Dataflex Florida"), and DATAFLEX CORPORATION, a New Jersey corporation ("Dataflex New Jersey").

                                   BACKGROUND

     A. Dataflex New Jersey has an aggregate authorized capital of 20,000,000 shares of Common Stock, no par value per share (the "Dataflex New Jersey Common Stock"), of which, as of July 21, 1997, 5,961,169 were duly issued and outstanding and 10,000,000 shares of Preferred Stock, no par value per share, of which, as of July 21, 1997, no shares were outstanding.

     B. Dataflex Florida has an aggregate authorized capital stock of 20,000,000 shares of Common Stock, no par value per share (the "Dataflex Florida Common Stock"), of which 100 shares were duly issued and are now outstanding and held by Dataflex New Jersey, and 10,000,000 shares of Preferred Stock, no par value per share, of which no shares are currently outstanding.

     C. The respective Boards of Directors of Dataflex Florida and Dataflex New Jersey believe that the best interests of Dataflex Florida and Dataflex New Jersey and their respective shareholders will be served by the merger of Dataflex New Jersey with and into Dataflex Florida under and pursuant to the provisions of this Agreement and the New Jersey Business Corporation Act (the "New Jersey Act") and the Florida Business Corporation Act (the "Florida Act").

                                      TERMS

     In consideration of the mutual agreements contained in this Agreement, the parties hereto agree as set forth below.

          1. Merger. Dataflex New Jersey shall be merged with and into Dataflex Florida (the "Merger").

          2. Effective Date. The Merger shall become effective immediately upon the later of the filing of this Agreement or a certificate of merger with the Secretary of State of New Jersey in accordance with the New Jersey Act and the filing of articles of merger with the Secretary of State of Florida in accordance with the Florida Act. The time of such effectiveness is hereinafter called the "Effective Date."

          3. Surviving Corporation. Dataflex Florida shall be the surviving corporation of the Merger and shall continue to be governed by the laws of the State of Florida. On the Effective Date, the separate corporate existence of Dataflex New Jersey shall cease.

          4. Name of Surviving Corporation. On the Effective Date, the Articles of Incorporation of Dataflex Florida shall be amended to change the name of Dataflex Florida to "Dataflex Corporation."

          5. Certificate of Incorporation. Except as provided in Section 4, the Articles of Incorporation of Dataflex Florida as it exists on the Effective Date shall be the Articles of Incorporation of Dataflex Florida immediately following the Effective Date, unless and until the same shall thereafter be amended or repealed in accordance with the laws of the State of Florida.

          6. Bylaws. The By-Laws of Dataflex Florida as they exist on the Effective Date shall be the By-Laws of Dataflex Florida immediately following the Effective Date, unless and until the same shall be amended or repealed in accordance with the provisions thereof and the laws of the State of Florida.


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          7.   Board of Directors and Officers. The members of the Board of
Directors of Dataflex New Jersey immediately prior to the Effective Date shall be nominated for election to the Board of Directors of Dataflex Florida. The officers of Dataflex New Jersey immediately prior to he Effective Date shall be the officers of Dataflex Florida immediately following the Effective Date, and such persons shall serve in such offices for the terms provided by law or in the By-Laws of Dataflex Florida, or until their respective successors are elected and qualified.

          8. Retirement of Outstanding Dataflex Florida Stock. On the Effective Date, each of the 100 shares of the Dataflex Florida Common Stock presently issued and outstanding shall be retired, and no shares of Dataflex Florida Common Stock or other securities of Dataflex Florida shall be issued in respect thereof.

          9. Conversion of Outstanding Dataflex New Jersey Stock. On the Effective Date, each issued and outstanding share of Dataflex New Jersey Common Stock and all rights in respect thereof shall be converted into one fully-paid and nonassessable share of Dataflex Florida Common Stock, and each certificate representing shares of Dataflex New Jersey Common Stock shall for all purposes be deemed to evidence the ownership of the same number of shares of Dataflex Florida Common Stock as are set forth in such certificate. After the Effective Date, each holder of an outstanding certificate representing shares of Dataflex New Jersey Common Stock may (but will not be required to), at such shareholder's option, surrender the same to Dataflex Florida's registrar and transfer agent for cancellation, and each such holder shall be entitled to receive in exchange therefore a certificate(s) evidencing the ownership of the same number of shares of Dataflex Florida Common Stock as are represented by the Dataflex New Jersey certificate(s) surrendered to Dataflex Florida's registrar and transfer agent.

          10. Stock Options, Warrants, Etc. On the Effective Date, each stock option, stock warrant, and other right to subscribe for or purchase shares of Dataflex New Jersey Common Stock shall be converted into a stock option, stock warrant, or other right to subscribe for or purchase the same number of shares of Dataflex Florida Common Stock, and each certificate, agreement, note or other document representing such stock option, stock warrant, or other right to subscribe for or purchase shares of Dataflex New Jersey Common Stock shall for all purposes be deemed to evidence the ownership of a stock option, stock warrant, or other right to subscribe for or purchase shares of Dataflex Florida Common Stock.

          11. Rights and Liabilities of Dataflex Florida. At and after the Effective Date, and all in the manner of and as more fully set forth in the Florida Act and the New Jersey Act, the title to all real estate and other property, or any interest therein, owned by each of Dataflex New Jersey and Dataflex Florida shall be vested in Dataflex Florida without reversion or impairment; Dataflex Florida shall succeed to and possess, without further act or deed, all estates, rights, privileges, powers and franchises, both public and private, and all of the property, real, personal and mixed, of each of Dataflex New Jersey and Dataflex Florida without reversion or impairment; Dataflex Florida shall thereafter be responsible and liable for all the liabilities and obligations of each of Dataflex New Jersey and Dataflex Florida; any claim existing or action or proceeding pending by or against Dataflex New Jersey or Dataflex Florida may be continued as if the Merger did not occur or Dataflex Florida may be substituted for Dataflex New Jersey in the proceeding; neither the rights of creditors nor any liens upon the property of Dataflex New Jersey or Dataflex Florida shall be impaired by the Merger; and Dataflex Florida shall indemnify and hold harmless the officers and directors of each of the parties to this Agreement against all such debts, liabilities and duties and against all claims and demands arising out of the Merger.

          12. Termination. This Agreement may be terminated and abandoned by action of the respective Boards of Directors of Dataflex New Jersey and Dataflex Florida at any time prior to the Effective Date, whether before or after approval by the shareholders of either or both of the parties to this Agreement.

          13. Amendment. The Boards of Directors of the parties to this Agreement may amend this Agreement at any time prior to the Effective Date; provided that an amendment made subsequent to the approval of this Agreement by the shareholders of either of the parties to this Agreement shall not: (a) change the amount or kind of shares, securities, cash, property or rights to be received in exchange for or on conversion of all or any of the shares of the parties hereto, (b) change any term of the Articles of Incorporation of Dataflex Florida, or



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(c) change any other terms or conditions of this Agreement if such change would adversely affect the holders of any capital stock of either party to this Agreement.

          14. Registered Office. The registered office of Dataflex Florida in the State of Florida is located at 2145 Calumet Street, Clearwater, Florida 34625, and Anthony G. Lembo is the registered agent of Dataflex Florida at such address.

          15. Inspection of Agreement. Executed copies of this Agreement will be on file at the principal place of business of Dataflex Florida at 2145 Calumet Street, Clearwater, Florida 34625. A copy of this Agreement shall be furnished by Dataflex Florida, on request and without cost, to any shareholder of either Dataflex New Jersey or Dataflex Florida.


          16. Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Florida.

          17. Service of Process. On and after the Effective Date, Dataflex Florida agrees that it may be served with process in New Jersey in any proceeding for enforcement of any obligation of Dataflex New Jersey or Dataflex Florida arising from the Merger.

          18. Designation of New Jersey Secretary of State as Agent for Service of Process. On and after the Effective Date, Dataflex Florida irrevocably appoints the Secretary of State of New Jersey as its agent to accept service of process in any suit or other proceeding to enforce the rights of any shareholders of Dataflex New Jersey or Dataflex Florida arising from the Merger. The New Jersey Secretary of State is requested to mail a copy of any such process to Dataflex Florida at 2145 Calumet Street, Clearwater, Florida 34625,
Attention: Anthony G. Lembo.

     IN WITNESS WHEREOF, each of the parties to this Agreement, pursuant to authority duly granted by their respective Board of Directors, has caused this Agreement to be executed as of the date first written above.

                                          DATAFLEX REINCORPORATION, INC.,
                                          a Florida corporation

                                          By: /s/ Anthony G. Lembo
                                              -------------------------------
                                              Anthony G. Lembo, President


                                          DATAFLEX CORPORATION,
                                          a New Jersey corporation


                                          By: /s/ Anthony G. Lembo
                                              -------------------------------
                                              Anthony G. Lembo, President








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